November 18, 2022

Chad Griffith
56 Skylark Drive
Washington, PA 15301

Dear Chad,

As discussed, your employment with CNX Gas Company LLC (the “Company”) will terminate effective November 18, 2022 (the “Termination Date”). As of the Termination Date, you are no longer expected or required to provide any services to the Company, except as provided in this letter (“Letter Agreement”). Further, you agree that, effective as of the Termination Date, you hereby resign from all other positions you hold as an officer or director of the Company or any of its subsidiaries and affiliates.
At the Termination Date, as a consequence of the termination of your employment, you are entitled to receive the following:
1.Final Wages: Your wages for your work through your Termination Date already have been paid to you or will be paid to you on the next payroll date when those wages would otherwise be due.

2.Continued Healthcare Insurance: The Company will provide you with continued medical/prescription, dental and vision healthcare coverage up to and including December 31, 2022.

3.Accrued and Unused Vacation: The Company already has or will pay you for unused vacation time for 2022 as of the Termination Date (less applicable withholdings and deductions) on the next payroll date.
We remind you that, after the Termination Date, you continue to be bound by the Company’s policies and your contractual commitments regarding the protection of the Company’s and its subsidiaries’ and affiliates’ confidential business information, which of course are subject to any laws that require or permit disclosure of such confidential information. You also will continue to be subject to the non-compete and non-solicit obligations included in your equity award agreements for one-year from the date on which you sign this Letter Agreement.
In addition, in exchange for the release (and non-revocation of this Letter Agreement) as provided below, the Company will pay you the following severance benefits (the “Severance Payment and Benefits”).
1.Severance Payment: The Company will pay you a lump sum payment of $161,539 (less applicable withholdings and deductions) on the first regular payroll date following your execution and return of this Letter Agreement, and your non-revocation of this Letter Agreement during the 7-day Revocation Period described below.
2.Vested and Unvested Equity: To the extent vested as of the Termination Date, and except as otherwise provided herein, you will continue to keep such vested equity incentive awards granted under the Company’s Equity Incentive Plan (as amended and restated, the “Plan”). Additionally, $200,000 equivalent (using the closing price for CNX stock on the Termination Date) of restricted stock unit awards (“RSUs”) that were granted to you under the Plan, which RSUs would have vested in early 2023, shall vest as of the eighth day after you sign and do not revoke this Letter Agreement. The shares will be delivered as soon as administratively practicable after the Revocation Period. You will forfeit any other unvested portions of your equity awards as of the Termination Date.

3.Continued Healthcare Insurance - COBRA: You shall have the opportunity to continue health insurance coverage under the terms of The Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). Should you elect to continue insurance coverage after December 31, 2022, through utilization of your COBRA rights, the Company will be responsible for payment of your COBRA payment up through March 31, 2023 or until eligibility for COBRA ends, whichever comes sooner.
4.Unemployment: The Company will not object to any application that you might make for unemployment benefits. Your eligibility for such benefits will be determined solely by the state where such an application for unemployment is filed.
You are responsible for all taxes imposed on you as a result of payments received by you under this Letter Agreement, and the Company makes no guarantee of any particular tax result. The payments provided under this Letter Agreement are intended to comply, or be exempt, from Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). It is further intended that the Termination Date will constitute the date of your separation from service from the Company for purposes of Code Section 409A.
By signing and not revoking this Letter Agreement, you release CNX Resources Corporation, and all of its affiliated companies’ direct and indirect parents, subsidiaries, affiliates, successors, and assigns (collectively, the “CNX Companies”) and all of their current and former shareholders, partners, principals, members, directors, officers, agents, employees, employee benefit plans, trustees, insurers and all others acting in concert with them (collectively, the “Released Persons”), from any and all claims you have or might have against them as the result of events that occurred on or before the date you execute this agreement, whether known or unknown, except for the rights described in the next paragraph. Your released claims include, without limitation, all claims relating in any way to your employment with the CNX Companies, the termination of your employment, claims for wrongful discharge or retaliation, claims related to any purported status as a whistleblower and any cause of action or claim you have or might have for an alleged violation of any express or implied contract, or federal, state, or local law, including (without limitation) state and federal statutes or laws, as amended, that prohibit discrimination or retaliation in employment based on any protected status, including, but not limited to, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Equal Pay Act, the Employee Retirement Income Security Act of 1974, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Civil Rights Acts of 1866 and 1871, the Pregnancy Discrimination Act, the National Labor Relations Act, the Racketeer Influenced and Corrupt Organizations Act, the Rehabilitation Act, the Uniformed Services Employment and Reemployment Rights Act (USERRA) the Americans with Disabilities Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act (“WARN Act”), Ohio Civil Rights Act, Ohio Minimum Fair Wage Law, Ohio Wage Payment Law, Pennsylvania Human Relations Act, Pennsylvania Minimum Wage Act of 1968, Virginia Human Rights Act, Virginians with Disabilities Act, Virginia's Genetic Testing Law, Virginia Equal Pay Act, Virginia Minimum Wage Act, West Virginia Human Rights Act, West Virginia Minimum Wage and Maximum Hour Standards Law, West Virginia Equal Pay for Equal Work Act, and any other state, federal or local law, rule or regulation, the common law for negligence, gross negligence, or any other tort claim, including but not limited to, intentional infliction of emotional distress, assault, battery, invasion of privacy, false imprisonment, breach of express or implied contract, interference with contractual relations, additional wages or benefits owed, whether pursuant to the accrued and unused vacation policy, the CNX Resources Corporation Severance Pay Plan for Salaried Employees, equity awards granted under the Equity Incentive Plan (except for equity awards that vested prior to the date of termination of employment), the short-term incentive program under the Executive Annual Incentive Plan or otherwise, covenants of fair dealing and good faith, civil conspiracy, duress, promissory or equitable estoppel, defamation, slander, fraud, mistake, misrepresentation, violation of public policy, overtime, retaliation, personal injury, breach of fiduciary duty, loss of consortium, bad faith, any other wrongful conduct and claims under any federal, state or local laws, statutes, regulations, ordinances, or other similar provisions, and any claims for attorneys’ fees and costs. If any administrative agency or court assumes jurisdiction over any charge, complaint, proceeding, or action involving claims released in this Letter Agreement, you agree that you will not accept, recover, or receive any monetary damages or other relief from or in connection with that charge, complaint, or proceeding. You agree that if a court of competent jurisdiction determines that you are to be awarded damages under the WARN Act or any other federal or state law, those damages would be offset by an amount equal to your above severance payment minus $500. You also agree that you have not assigned or transferred to another person or entity any interest in any of the above stated claims.

You have certain rights that are not released by signing this Letter Agreement. The foregoing release does not affect the following: any rights or claims that may arise after the date this Letter Agreement is executed; your right to enforce the Company’s obligations under this Letter Agreement; any rights you may have to vested CNX Companies’ pension or retirement benefits that you are entitled to on the date of execution of this Letter Agreement by you; your right to receive workers’ compensation benefits; your right to file a charge or complaint with any appropriate federal, state, or local agency, such as the United States Equal Employment Opportunity Commission; your right to participate in or cooperate with any such charge or complaint procedure; and any right that cannot be waived as a matter of law. Any other claim you have or might have is, however, released by this Letter Agreement.

By signing below, you also represent and agree that, except for the wages to be paid to you regardless of whether you sign this Letter Agreement, as described above, and the Severance Payment and Benefits to be paid under the terms of this Letter Agreement, you have been paid in full for all other wages and benefits to which you are entitled.
The Company agrees that if you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director, officer or employee of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, you shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of your heirs, executors and administrators.
If one or more dispute(s) arises with regard to the interpretation and/or performance of this Letter Agreement or any of its provisions, the parties agree to attempt to resolve the same by telephone conference with a mediator jointly selected by the parties. If the parties cannot resolve their differences by such telephone conference, then the parties agree to schedule and conduct a half-day mediation within thirty (30) days of dispute(s) and to share equally the costs of such mediation. If a party refuses to mediate, then such party thereby waives any recovery for attorneys’ fees or costs incurred in any litigation brought regarding this Letter Agreement. Otherwise, if the parties are unable to resolve their dispute by mediation, then the prevailing party or parties in any resulting litigation shall be entitled to recover reasonable attorneys’ fees, costs, and expenses, including the costs of mediation.
By signing below, you agree that as of the date you sign this Letter Agreement, you have returned all property and information belonging to the CNX Companies in your possession or control, including but not limited to the following (where applicable): vehicle; computer, phone, and handheld devices; keys, passwords, and/or access cards; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. You agree that you are not entitled to receive or retain the Severance Payments and Benefits set forth in this Letter Agreement unless and until you return all information and property to the Company in compliance with this Letter Agreement.
By signing below, you represent and affirm (i) as of the Termination Date, you will have no confidential business information, in hard copy or electronic form of any kind, belonging to the CNX Companies in your possession or control; and (ii) at no time during your employment and as of the date you sign this Letter Agreement have you ever disclosed or utilized in any manner confidential business information of the CNX Companies in violation of applicable policies or your contractual obligations. You agree that you are not entitled to receive or retain the Severance Payment and Benefits set forth in this Letter Agreement in the event either representation set forth above is false.

You affirm that you have not asserted any claim for sexual harassment or sexual abuse by any of the Released Persons and that you are not aware of any facts supporting such a claim. You further affirm that no claim released by you as a part of this Letter Agreement involves any illness, injury, incident, or accident in which medical expenses were, or are expected to be, incurred.  Accordingly, you affirm that Medicare has no interest in the payment under this Letter Agreement.  Nonetheless, if the Centers for Medicare & Medicaid Services (“CMS”) (this term includes any related agency representing Medicare’s interests) determines that Medicare has an interest in the payment to Employee under this Letter Agreement, you agree to indemnify, defend and hold Released Persons harmless from any action by CMS relating to your medical expenses.  You agree to reasonably cooperate with Released Persons upon request with respect to (i) any information needed to satisfy the reporting requirements under Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, and (ii) any claim that the CMS may make and for which you are required to indemnify Released Persons under this paragraph.  Furthermore, you agree to waive any and all future actions against Released Persons for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).

You agree that you will keep the terms of this Letter Agreement confidential and will not disclose them to any person other than your spouse and your professional advisors, except as may be necessary to enforce the terms of this Letter Agreement, pursuant to a lawful subpoena, or as otherwise permitted by law. Any breach of your confidentiality promise will be a material breach of this Letter Agreement, rendering the Company’s obligations null and void. This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment.
Nothing in this Letter Agreement or any other confidentiality provision to which you may be subject as a result of employment at, or separation from, the CNX Companies restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation or from receiving and fully retaining a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The CNX Companies nonetheless assert and do not waive attorney-client privilege over any information appropriately protected by the privilege. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
Further, you acknowledge that this is an amicable arrangement and will be portrayed as such in all public statements, whether written or oral, by you and subject to your confidentiality obligations recited above. As such you agree that you will not disparage the CNX Companies or any of the Released Persons.
Additionally, you agree to cooperate with the Company during the remaining term of your employment as well as after the Termination Date in any matters relating to the CNX Companies that arose during the term of your employment. You agree to be reasonably available to the CNX Companies, including their internal and external counsel, for the purpose of responding to requests for information, to provide information, documents, declarations or statements, to meet with attorneys and other Company representatives, to prepare for and give testimony by deposition or otherwise, and to cooperate in the investigation, defense or prosecution of matters relating to any threatened, present, or future legal actions, investigations, or administrative proceedings involving the CNX Companies. To the extent such activity occurs after your Termination Date, Company will pay you an hourly rate derived from your final base salary (weekly base salary amount divided by 40).

The provisions of this Letter Agreement may be amended or waived only by a written agreement executed and delivered by the Company and you. No other course of dealing between the parties to this Letter Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties. Notwithstanding the foregoing or any provisions of this Letter Agreement to the contrary, the Company may at any time, with your consent, modify or amend any provision of this Letter Agreement or take any other action, to the extent necessary or advisable to ensure that this Letter Agreement complies with or is exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and that any payments or benefits under this Letter Agreement are not subject to interest and penalties under Section 409A of the Code.
All covenants and agreements contained in this Letter Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, provided that you may not assign your rights or delegate your obligations under this Letter Agreement without the written consent of the Company and the Company may assign this Letter Agreement only to a successor to all or substantially all of its assets.
This Letter Agreement shall become effective on the date set forth below. On and after the effective date, this Letter Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
The Company advises you to consult with an attorney of your choice regarding this Letter Agreement, which includes an offer of consideration in exchange for a release of claims, including Age Discrimination in Employment Act claims. If you have any questions regarding the scope of your release, including those rights that are not released, the Company advises you to address that subject with your own attorney before signing this Letter Agreement.
The Company will rely on your signature of this Letter Agreement as your representation that you read this Letter Agreement carefully, and that you have a full and complete understanding of its terms, after having had sufficient opportunity to discuss the documents with an attorney of your own choosing, and that in executing this Letter Agreement, you did not rely upon any statement or representation made by or on behalf of the CNX Companies or by any of their officers, agents, employees or attorneys.
You have up to and including 21 days from the date you receive this Letter Agreement to consider the terms of this Letter Agreement as proposed by the Company. Any modification to these proposed terms, whether material or immaterial, does not restart the running of the 21-day period. If you sign this Letter Agreement prior to the expiration of the 21-day period, you agree you do so voluntarily and that you had sufficient time and opportunity to review and understand this Letter Agreement.
If you decide to sign this Letter Agreement, you may then revoke your acceptance of it for up to seven (7) days after signing it (the “Revocation Period”), by notifying me in writing before the expiration of that seven-day period. This Letter Agreement will not become effective and you will not be entitled to the Severance Payments and Benefits (whether subject to conditions or not) to be paid under this Letter Agreement until the expiration of that seven-day period.
If this Letter Agreement is not signed and returned by December 9, 2022 then this offer is revoked by the Company. A fully executed version of thisLetter Agreement must be delivered by email or hard copy to Alexander Reyes within the time specified herein in order to be effective.
You should not sign this Letter Agreement if you do not understand its terms. By signing this Letter Agreement, you affirm that you have read its terms, that you understand its terms and effects, including the fact that you have agreed to release employment-related claims, that you have signed this Letter Agreement voluntarily and knowingly in exchange for the consideration described herein, which you acknowledge is adequate and satisfactory and which you acknowledge is in addition to other benefits to which you would be entitled; and that you have been advised in writing to consult with an attorney prior to signing this Letter Agreement.

If all of the above terms are agreeable to you, please sign the enclosed copy of this Letter Agreement and return it to me via email (at alexanderreyes@cnx.com) or hard copy (1000 Horizon Vue Drive, Canonsburg, PA 15317-6506) by December 9, 2022. You may execute it any time before December 9, 2022. Please direct any questions to me.
Sincerely,

CNX RESOURCES CORPORATION
BY:        ___
Alexander J. Reyes
Executive Vice President, General Counsel
& Corporate Secretary

I knowingly and voluntarily agree to the above terms this ____ day of ______________ 2022, intending to be legally bound.

_________________________________________________
Chad Griffith
EE#73692